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                                                                     EXHIBIT 5.1

                                  March 2, 2001

Emulex Corporation
3535 Harbor Boulevard
Costa Mesa, California 92626

     Re: Emulex Corporation Registration Statement on Form S-8 For Offering of Common Stock and related preferred stock purchase rights

Gentlemen:

     At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 1,248,865 shares of your common stock, $0.10 par value (the "Stock"), and related preferred stock purchase rights (the "Rights") issuable pursuant to the Company's stockholder Rights Agreement, dated January 19, 1989, as amended (the "Rights Agreement"). The Stock represents shares of your common stock issuable upon exercise of options issued pursuant to the Giganet, Inc. 1995 Stock Option Plan which were assumed by you in connection with the acquisition of Giganet, Inc. on March 1, 2001. We are familiar with the actions taken and proposed to be taken by you in connection with the authorization and proposed issuance and sale of the Stock.

     It is our opinion that:

     1. When the Registration Statement has become effective under the Act, subject to said actions being duly taken and completed by you as now contemplated prior to the issuance of the Stock and subject to the appropriate qualification (or exemption therefrom) of the Stock by the appropriate authorities of the various states in which the such Stock will be sold, the Stock will, upon the issuance and the sale thereof in the manner referred to in the Registration Statement and in accordance with the provisions of the stock option plan referenced in the Registration Statement, be legally issued, fully paid and non-assessable.

     2. Assuming that the Board of Directors of the Company, after fully informing itself with respect to the Rights Agreement and the Rights and after giving due consideration to all relevant matters, determined that the execution and delivery of the Rights Agreement and the issuance of the Rights thereunder would be in the best interests of the Company and its stockholders, and assuming further that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent, and the provisions of the Rights Agreement are complied with in connection with the issuance of the Stock, then the Rights attributable to the Stock will be legally issued.


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     In connection with the opinion set forth in paragraph 2 above, we note that the question whether the Board of Directors of the Company might be required to redeem the Rights at some future time will depend upon the facts and circumstances existing at that time and, accordingly, is beyond the scope of such opinion.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                             Respectfully submitted,


                             JEFFER, MANGELS, BUTLER & MARMARO LLP